John J. Dawson, Esq. (#2786)
Samantha G. Masters-Brown, Esq. (#13950)
STREICH LANG, P.A.
Renaissance One
Two North Central Avenue
Phoenix, Arizona 85004-2391
(602) 229-5200
Attorneys for the DEBTOR

Charles R. Sterbach, Esq. (#9315)
GALLAGHER & KENNEDY
2600 North Central Avenue
Phoenix, Arizona 85004-3020
(602) 530-8000
Attorneys for the OFFICIAL UNSECURED
  CREDITORS COMMITTEE

                      IN THE UNITED STATES BANKRUPTCY COURT

                           FOR THE DISTRICT OF ARIZONA

In re:                             )    In Proceedings Under Chapter 11
                                   )
SURF CITY SQUEEZE, INC.,           )    Case No. 97-00451-PHX-GBN
an Arizona corporation,            )
fka Sunbelt Ventures, Inc.,        )
                                   )
           Debtor.                 )
___________________________________)


            AMENDED DISCLOSURE STATEMENT ACCOMPANYING FIRST MODIFIED
               JOINT PLAN OF REORGANIZATION PROPOSED BY THE DEBTOR
                AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS


DATED: May 13, l997, as amended July 22, 1997

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
I.    INTRODUCTION.............................................................1

II.   INFORMATION REGARDING THE PLAN AND DISCLOSURE STATEMENT..................2

III.  REPRESENTATIONS..........................................................3

IV.   VOTING PROCEDURES AND REQUIREMENTS.......................................4

      A. Who Is Entitled To Vote...............................................4
         1.  Allowed Claims....................................................4
         2.  Impaired Claims...................................................5
      B. Voting Procedures.....................................................5
         1.  Submission of Ballots.............................................5
         2.  Incomplete Ballots................................................6
         3.  Withdrawal of Ballots.............................................6
         4.  Questions and lost or damaged Ballots.............................6
      C. Summary Of Voting Requirements........................................6

V.    OVERVIEW OF THE PLAN.....................................................7

      A. General Structure Of The Plan.........................................7
      B. Estimated Distributions To Creditors And Holders Of
         Equity Interests......................................................8

VI.   DESCRIPTION OF THE DEBTOR...............................................10

      A. Corporate Structure Of The Debtor....................................10
      B. Debtor's Business Operations.........................................11
      C. Affiliates And Subsidiaries Of The Debtor............................12
      D. Officers And Directors Of Debtor.....................................13
         1.  Board of Directors of Debtor.....................................13
         2.  Officers of Debtor...............................................14
      E. Retention Of Directors And Management................................14
      F. The Debtor's Pre-Bankruptcy Financial Results........................14
      G. The Debtor's Post-Petition Financial Results.........................15
      H. Competition..........................................................15

VII.  EVENTS LEADING UP TO THE FILING OF THE REORGANIZATION CASES.............16

      A. Rapid Expansion And Shift To Corporate Owned And Operated Stores.....16
      B. Weider's Failure To Fund The Line Of Credit..........................17

VIII. SIGNIFICANT EVENTS DURING THE REORGANIZATION CASE.......................18

      A. Operation Of Business................................................18
      B. First Day Motions....................................................19
         1.  Authority to continue use of pre-petition bank accounts..........19
         2.  Payment of employee wages, salaries, and other benefits..........19
      C. Appointment Of Creditors' Committee..................................20
      D. Employment Of Professionals..........................................20
         1.  The Debtor's Professionals.......................................20
         2.  Professionals for the Creditors' Committee.......................21
      E. The Weider Settlement................................................21
      F. Litigation Involving Executory Contracts And
         Unexpired Leases.....................................................22
         1.  Petition Date rejection of leases................................22
         2.  Assumption/rejection of the Taubman leases.......................23
         3.  Resolution of Chandler Claims....................................24
         4.  Resolution of Pyramid Landlords' Claims..........................24
         5.  Resolution of Southern Group Inc's Claims........................25
         6.  Extension of time to assume or reject............................26
         7.  Post-Petition Assumptions/Assignments of
             Executory Contracts and Unexpired Lease..........................26
         8.  Rejections of Executory Contracts And Unexpired Leases...........27
      G. Litigation Involving Agreements With Bally Total
         Fitness Corporation..................................................27
      H. Bar Date For Claims..................................................28
      I. Universal City Store.................................................30
      J. Biltmore Lease.......................................................30

IX.   DESCRIPTION OF THE PLAN.................................................30

      A. Classification And Treatment Of Claims And Equity
         Interests Under The Plan.............................................30
         1.  Class 1:  Administrative Claims..................................31
         2.  Class 2:  Priority Unsecured Claims..............................32
         3.  Class 3:  Taubman Priority Claims................................33
         4.  Class 4:  Priority Tax Claims....................................34
         5.  Class 5A: Cho Secured Claims.....................................34
         6.  Class 5B: Pyramid Secured Claims.................................35
         7.  Class 5C: Southern Secured Claims................................36
         8.  Class 5D: Koury and Colen Secured Claims.........................36
         9.  Class 5E: Dmitrenko Secured Claim................................37
         10. Class 5F: Hofmeister and Manzeri Secured Claims..................38
         11. Class 5G: Kim Secured Claims.....................................38
         12. Class 5H: Other Secured Claims...................................39
         13. Class 6:  Chandler Claims........................................39
         14. Class 7:  Landlord/Executory Contract Claims.....................40
         15. Class 8:  Weider Unsecured Claim.................................41

         16. Class 9:  Bally's Claims.........................................41
         17. Class 10: Administrative Convenience Unsecured Claims............42
         18. Class 11: General Unsecured Claims...............................42
         19. Class 12: Equity Interests.......................................45
      B. Means For Implementation Of Plan.....................................45
         1.  Structure of Reorganized Debtor..................................45
         2.  Funding of the Plan..............................................46
         3.  Establishment of Unsecured Creditor Payment Pool.................47
         4.  Assignment of Claims.............................................48
         5.  Reduction of Executive Salaries..................................48
         6.  Objections to Claims.............................................48
         7.  Assumption and Rejection of Executory Contracts..................49
         8.  Time of performance under the Plan (Effective Date)..............50

X.    POST-CONFIRMATION DATE OPERATIONS AND PROJECTIONS.......................51

XI.   CERTAIN INCOME TAX CONSEQUENCES.........................................52

      A. Scope And Limitations................................................52
      B. Tax Consequences To Creditors........................................53
         1.  General..........................................................53
         2.  Receipt of Interest..............................................54
         3.  Character of Gain or Loss........................................55
      C. Importance Of Obtaining Professional Tax Assistance..................56

XII.  CONFIRMATION OF THE PLAN................................................57

      A. Confirmation Hearing.................................................57
      B. Objections To Confirmation Of The Plan...............................57
      C. Requirements For Confirmation Of The Plan............................57
         1.  Best interests of creditors and liquidation analysis.............58
         2.  Feasibility......................................................59
         3.  Accepting Impaired Class.........................................60
      D. Confirmation Over Dissenting Class (Cram Down).......................60

XIII. ALTERNATIVES TO THE PLAN................................................61

XIV.  RECOMMENDATION AND CONCLUSION...........................................63

                        SCHEDULES TO DISCLOSURE STATEMENT

Schedule "A"     Plan of Reorganization

Schedule "B"     FYE 1993 - FYE 1995 Financial Statements

Schedule "C"     1/13/97-5/31/97 Balance Sheet and Income Statement

Schedule "D"     Weider Term Sheet

Schedule "E"     Projected Operating Results

Schedule "F-1"   Liquidation Analysis

Schedule "F-2"   Alternative Liquidation Analysis

I.   INTRODUCTION.

          SURF CITY SQUEEZE, INC., the Debtor and Debtor-In-Possession in the above-captioned case (the "Debtor") and the OFFICIAL COMMITTEE OF UNSECURED CREDITORS (the "Creditors' Committee") (the Debtor and the Creditors' Committee are hereinafter severally and collectively called the "Proponents") have prepared this Disclosure Statement in connection with the solicitation of acceptances of the "FIRST MODIFIED JOINT PLAN OF REORGANIZATION PROPOSED BY THE DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS" dated May 13, l997 and amended July 22, 1997 (the "Plan"). A copy of the Plan is attached as Schedule "A" to this Disclosure Statement. The Plan modifies the "PLAN OF REORGANIZATION PROPOSED BY DEBTOR" which was filed by the Debtor on May 13, 1997 (the "Initial Plan"). This Disclosure Statement modifies and replaces the "DISCLOSURE STATEMENT ACCOMPANYING PLAN OF REORGANIZATION PROPOSED BY DEBTOR" which was filed by the Debtor on May 13, 1997 (the "Initial Disclosure Statement").

          The various schedules attached to this Disclosure Statement are incorporated into and are a part of this Disclosure Statement. Capitalized terms used herein will have the same meanings as are ascribed to such terms in the Plan. Terms defined in this Disclosure Statement which are also defined in the Plan are solely for convenience; and the Proponents do not intend to change the definitions of those terms from the Plan. If there is any inconsistency between the Plan and this Disclosure Statement, the Plan is, and will be, controlling.

II.  INFORMATION REGARDING THE PLAN AND DISCLOSURE STATEMENT.

          The objective of a Chapter 11 case is the confirmation (I.E., approval by the Bankruptcy Court) of a plan of reorganization. A plan describes in detail (and in language appropriate for a legal contract) the means for satisfying the claims against and interests in a debtor. After a plan has been filed with the Bankruptcy Court, the holders of such claims and interests are permitted to vote to accept or reject the plan. Before a debtor or other plan proponent can solicit acceptances of a plan, Bankruptcy Code ss.1125 requires the debtor or other plan proponent to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable those parties entitled to vote on the plan to make an informed judgment about the plan and whether they should accept or reject the plan.

          The purpose of this Disclosure Statement is to provide sufficient information about the Debtor and the Plan to enable you to make an informed decision in exercising your right to accept or reject the Plan. Therefore, this Disclosure Statement provides relevant information about the Debtor, its property and liabilities, and the Plan. This Disclosure Statement will be used to solicit acceptances of the Plan only after the Bankruptcy Court has entered an order approving this Disclosure Statement. Bankruptcy Court approval of this Disclosure Statement means that the Bankruptcy Court has found that this Disclosure Statement provides adequate information in accordance with Bankruptcy Code ss.1125. Approval by the Bankruptcy Court is not an opinion or ruling on any other merits of this Disclosure Statement, and it does not mean that the Plan itself has been or will be approved by the Bankruptcy Court.

          After this Disclosure Statement has been approved by the Bankruptcy Court and there has been voting on the Plan, there will be a hearing on the Plan to determine whether it should be confirmed. At the hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code. The Bankruptcy Court also will receive and consider a ballot report which will present a tally of the votes accepting or rejecting the Plan cast by those entitled to vote. Once confirmed, the Plan is treated essentially as a new contract and is binding on all Creditors and other parties in interest in the Debtor's Reorganization Case.

          THIS DISCLOSURE STATEMENT IS NOT THE PLAN. FOR THE CONVENIENCE OF CREDITORS AND HOLDERS OF EQUITY INTERESTS IN THE DEBTOR, THE PLAN IS SUMMARIZED IN THIS DISCLOSURE STATEMENT. ALL SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE PLAN ITSELF. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN WILL CONTROL.

III. REPRESENTATIONS.

          The information in this Disclosure Statement has not been subject to a certified audit. Rather, the Debtor has prepared this Disclosure Statement from information compiled from records maintained in the ordinary course of the Debtor's business and from information received by the Debtor from third parties. Every effort has been made to be as accurate as possible in the preparation of this Disclosure Statement.

          Other than as stated in this Disclosure Statement, the Proponents have not authorized any representations or assurances concerning the Debtor and its operations or the values of its assets. Therefore, in deciding whether to accept or reject the Plan, you should not rely on any information relating to the Debtor or the Plan other than that contained in this Disclosure Statement or in the Plan itself.

IV.  VOTING PROCEDURES AND REQUIREMENTS.

     A.   WHO IS ENTITLED TO VOTE.

          If you are the holder of an Allowed Claim that is "impaired" under the Plan, it is important that you vote on the Plan. The solicitation of votes on the Plan is sought only from those holders of Allowed Claims which are impaired by the Plan. As explained more fully below, to be entitled to vote, your Claim must be both "allowed" and "impaired".

          1.   ALLOWED CLAIMS.

          You have an Allowed Claim if: (i) you timely Filed a proof of claim and no objection has been Filed to your Claim within the time period set for the filing of such objections; or (ii) you timely Filed a proof of claim and an objection was Filed to your Claim upon which the Bankruptcy Court has ruled and allowed your Claim. Under the Plan, the deadline for filing objections to Claims is thirty (30) days after the Effective Date. If your Claim is not an Allowed Claim, it is a Disputed Claim; and you will not be entitled to vote on the Plan unless the Bankruptcy Court temporarily or provisionally allows your Claim for voting purposes pursuant to Bankruptcy Rule 3018. If you are uncertain regarding the status of your Claim, you should check the Bankruptcy Court record carefully, and you should seek appropriate legal advice if you have any dispute with the Debtor. The Proponents and their professional advisors cannot advise you about such matters.

          2.   IMPAIRED CLAIMS.

          Claims are "impaired" when the full amounts of the Allowed Claims will not be paid under the Plan, or when the holders' legal, equitable, or contractual rights are otherwise altered by the Plan. Holders of Claims which are not "impaired" under the Plan are deemed to have accepted the Plan pursuant to Bankruptcy Code ss.1126(f), and their acceptances of the Plan need not be solicited.

     B.   VOTING PROCEDURES.

          1.   SUBMISSION OF BALLOTS.

          All Creditors and holders of Equity Interests will be sent a Ballot, together with instructions for voting, with a copy of this Disclosure Statement as approved by the Bankruptcy Court and a copy of the Plan. You should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that was sent with this Disclosure Statement. You should complete your Ballot and return it to:

               STREICH LANG, P.A.
               Renaissance One
               Two North Central
               Phoenix, Arizona  85004-2391
               Telephone Number: (602) 229-5498
               Telefax Number: (602) 229-5690
               Attn: Lori Winkelman

          TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED AT THE ADDRESS LISTED ABOVE BY ________________________

          2.   INCOMPLETE BALLOTS.

          Unless otherwise ordered by the Bankruptcy Court, Ballots which are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted as a vote on the Plan.

          3.   WITHDRAWAL OF BALLOTS.

          A Ballot may not be withdrawn or changed after it is cast unless the Bankruptcy Court permits you to do so after notice and a hearing to determine whether sufficient cause exists to permit the change.

          4.   QUESTIONS AND LOST OR DAMAGED BALLOTS.

          If you have any questions concerning voting procedures, if your Ballot is damaged or lost, or if you believe you should have received a Ballot but did not receive one, you may contact:

               STREICH LANG, P.A.
               One Renaissance
               Two North Central Avenue
               Phoenix, Arizona  85004-2391
               Telephone Number: (602) 229-5498
               Telefax Number: (602) 229-5690
               Attn: Lori Winkelman

     C.   SUMMARY OF VOTING REQUIREMENTS.

          In order for the Plan to be confirmed, the Plan must be accepted by at least one (1) impaired Class of Claims. For a Class of Claims to vote to accept the Plan, votes representing at least two-thirds (2/3) in amount and a majority in number of the Claims voted in that Class must be cast for acceptance of the Plan. For a Class of Equity Interests to vote to accept the Plan, votes representing at least two-thirds (2/3) of the outstanding Equity Interests in each Class which are voted must be cast for acceptance of the Plan. The

Proponents are soliciting votes from holders of Allowed Claims in the following Classes which are "impaired" under the Plan, PROVIDED, HOWEVER, THAT the Proponents will have the right to supplement this Disclosure Statement as to any other impaired Classes, if any.

          CLASS             DESCRIPTION
          -----             -----------
          Class 5B          Pyramid Secured Claims
          Class 5C          Southern Secured Claims
          Class 5E          Dmitrenko Secured Claims
          Class 6           Chandler Claims
          Class 7           Landlord/Executory Contract Claims
          Class 9           Bally's Claims
          Class 10          Administrative Convenience Unsecured Claims
          Class 11          General Unsecured Claims

The treatment of each Class under the Plan is described in the Plan and is summarized in Article IX of this Disclosure Statement.

          A VOTE FOR ACCEPTANCE OF THE PLAN BY THOSE HOLDERS OF A CLAIM OR EQUITY INTEREST WHO ARE ENTITLED TO VOTE IS MOST IMPORTANT. THE PROPONENTS ASSERT THAT THE TREATMENT OF CREDITORS UNDER THE PLAN IS THE BEST ALTERNATIVE FOR CREDITORS AND THE PROPONENTS RECOMMEND THAT THE HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS VOTE IN FAVOR OF THE PLAN.


V.   OVERVIEW OF THE PLAN.

     A.   GENERAL STRUCTURE OF THE PLAN.

          From the onset of the Reorganization Case, the Debtor has been intent on proceeding expeditiously with a reorganization of its financial affairs. The Plan provides for a restructure of the Claims against the Debtor, which will allow the Debtor's business to continue successfully. The Plan is structured to provide a fair and equitable recovery to all parties in this Reorganization Case given the value of the Debtor's assets and the magnitude of its liabilities.

          The Plan is made possible by the support of the Debtor's Affiliates, which operate the franchising and supply operations relied upon by the Debtor. Moreover, a substantial portion of the funding for the Plan will come from Surf City Acquisition Corporation II ("SCAC"), which will acquire the equity interests of the Reorganized Debtor through a new equity contribution and other financing (SEE Article IX, Section B.1 below for a detailed discussion).

     B.   ESTIMATED DISTRIBUTIONS TO CREDITORS AND HOLDERS OF EQUITY INTERESTS.

                         SUMMARY OF PROJECTED RECOVERIES
       FOR ALLOWED (OR PROVISIONALLY ALLOWED) CLAIMS AND EQUITY INTERESTS

                                    Approximate
                                       Total
                                     Estimated
                                    Allowed (Or
                                   Provisionally
   Class/Nature                      Allowed)         Estimated Dates of            Estimated
     of Claim         Treatment       Claims             Distributions            Distributions
---------------------------------------------------------------------------------------------------
Class 1              Unimpaired      $425,000      Effective Date, or as         $425,000
Administrative                                     otherwise agreed, or as
Claims                                             otherwise ordered by the
                                                   Court

Class 2 Priority     Unimpaired      $35           Effective Date, or as         $35
Unsecured Claims                                   otherwise agreed

Class 3 Taubman      Unimpaired      None          Ordinary course of            None
Priority Claims                                    business

Class 4 Priority     Unimpaired      $272,000      Over six years with           $272,000, plus
Tax Claims                                         interest                      interest


Class 5A Cho         Unimpaired      $190,500      Paid upon sale of             $190,500
Secured Claims                                     Universal City Store
                                                   (estimated to be prior to
                                                   confirmation)

                                    Approximate
                                       Total
                                     Estimated
                                    Allowed (Or
                                   Provisionally
   Class/Nature                      Allowed)         Estimated Dates of            Estimated
     of Claim         Treatment       Claims             Distributions            Distributions
---------------------------------------------------------------------------------------------------
Class 5B Pyramid     Impaired        $16,000       Paid under terms stated in    At the Debtor's
Secured Claims                                     Plan                          option, $14,400 or
                                                                                 abandonment of
                                                                                 collateral

Class 5C Southern    Impaired        $22,200       Paid under terms stated in    $22,200
Secured Claims                                     Southern Stipulation

Class 5D Koury       Unimpaired      $25,900       $4,685 paid on the            $25,900
and Colen Secured                                  Effective Date; and
Claims                                             remainder of principal paid
                                                   under terms of underlying
                                                   instrument

Class 5E Dmitrenko   Impaired        $27,500       Paid under terms of           $27,500
Secured Claims                                     underlying instrument with
                                                   maturity date extended by
                                                   one month

Class 5F             Unimpaired      $105,200      Paid outside of Plan          $105,200
Hofmeister and
Manzeri Secured
Claims

Class 5G Kim         Unimpaired      $968.22       Effective Date                $968.22
Secured Claims

Class 5H Other       Unimpaired      $0            Effective Date                At the Debtor's
Secured Claims                                                                   option, Cash in the
                                                                                 amount of any such
                                                                                 Claims,
                                                                                 reinstatement of
                                                                                 underlying
                                                                                 obligation, or
                                                                                 abandonment of
                                                                                 collateral

Class 6 Chandler     Impaired        $203,039.72   Paid under terms stated in    $203,039.72
Claims                                             Chandler Stipulation

                                    Approximate
                                       Total
                                     Estimated
                                    Allowed (Or
                                   Provisionally
   Class/Nature                      Allowed)         Estimated Dates of            Estimated
     of Claim         Treatment       Claims             Distributions            Distributions
---------------------------------------------------------------------------------------------------
Class 7 Landlord/    Impaired        $230,000      Paid over 18 months           $230,000
Executory Contract                                 following the Initial Plan
Claims                                             Payment Date; or as
                                                   otherwise agreed

Class 8 Weider       Unimpaired      $1,500,000    Released on the Effective     $0.00
Unsecured Claim                                    Date

Class 9 Bally's      Impaired        $98,000       Treated in accordance with    $98,000
Claims                                             Class 7, above

Class 10             Impaired        $103,500      45 days after Effective       $25,600
Administrative                                     Date
Convenience
Unsecured Claims

Class 11 General     Impaired        $5,000,000-   Paid over 7 years             $1,225,000 plus a
Unsecured Claims                     6,000,000     (quarterly distributions)     percentage of Net
                                                                                 Cash Flow up to
                                                                                 100%

Class 12 Equity      Impaired                                                    None
Interests

VI.  DESCRIPTION OF THE DEBTOR.

     A.   CORPORATE STRUCTURE OF THE DEBTOR.

          The Debtor was created in 1989 as an Arizona corporation, formerly known as Sunbelt Ventures, Inc. As of the Petition Date, the Debtor was (and continues to be) a valid corporation in good standing. The Debtor's primary place of business is located in Scottsdale, Arizona.

          The Debtor is a privately held corporation, with one (1) Class of common stock. From its inception, Kevin A. Blackwell has been the majority shareholder and President of the Debtor. As of the Petition Date, the common stock in the Debtor was held as follows: forty-three percent (43%) by Kevin A. Blackwell and Kathryn Blackwell, jointly; forty percent (40%) by Surf Ventures, L.L.C.; fifteen percent (15%) by Apache Peak Capital, L.L.C. ("Apache Peak"); and two percent (2%) by Robert Corliss. The common stock of the Debtor presently is held as follows: seventy percent (70%) by Kevin A. Blackwell and Kathryn Blackwell, jointly; twenty-five percent (25%) by Apache Peak Capital, L.L.C. ("Apache Peak"); and five percent (5%) by Robert Corliss

     B.   DEBTOR'S BUSINESS OPERATIONS.

          The Debtor's primary business is the ownership, operation, and sale to franchisees/licensees of juice bar stands located throughout the United States. The juice bar stands provide smoothies and other nutritionally fortified food and drink products to consumers. Historically, the Debtor has operated its business as a franchise/license system. Specifically, in 1989, the Debtor began building and operating juice bars. In 1991, the Debtor started licensing the juice bars to independent operators. The Debtor continued to license its juice bar stands from 1991 through 1994. As the Debtor matured into an industry leader, it began to require a greater degree of system wide control and uniformity than the licensing arrangements could provide. Therefore, in early 1995, the Debtor began franchising its juice bar stands. Thereafter, during the third quarter of 1995, the Debtor, in conjunction with new investors (Apache Peak and Weider), began opening and operating corporate juice bars, which activity continued until October 1996. Beginning in November of 1996 to the present, the Debtor determined that it was more efficient and profitable to operate as a franchise/license system and began converting its corporate stores to franchises.

          In this regard, the Debtor oversees the general administration of its two (2) subsidiaries which are instrumental in the franchise/license system:
Surf City Squeeze Franchising Corporation ("SCSFC") and Kona Coast Provisions, Inc. ("Kona"). In addition, the Debtor currently operates five (5) corporate-owned juice bar stands.

     C.   AFFILIATES AND SUBSIDIARIES OF THE DEBTOR.

          The Debtor owns two (2) subsidiary companies, which are not in Chapter 11: SCSFC and Kona(1).

          SCSFC is an Arizona corporation which was formed during the last quarter of 1994 for the purpose of franchising the Surf City Squeeze juice bar stands. Accordingly, SCSFC is in the business of administering and developing

----------
(1) The Debtor also owns partnership interests in: Surf City Joint Venture and Centerpoint Joint Venture. The Debtor intends to sell its interest in the Centerpoint Joint Venture for fair and adequate consideration, which the Debtor estimates will be a promissory note in the approximate amount of $146,000.00 payable over five (5) years, to the Debtor's partner in the Centerpoint Joint Venture, CSI, Inc. The note from CSI, Inc. will be secured by the Surf City stores owned by Centerpoint Joint Venture. The Debtor anticipates that the sale of its interest in the Centerpoint Joint Venture will occur by confirmation of the Plan, and the funds from the sale will be used to fund the Plan. Surf City Joint Venture does not have any assets of any significant value and has minimal activity.

programs for the operation of Surf City Squeeze juice bar stands; selling licenses to franchisees to use the system, marks, and goodwill of Surf City Squeeze in operating juice bar stand franchises; and monitoring the operation of franchised locations nationwide to ensure compliance with the terms and conditions of the franchise agreements.

          KONA is an Arizona corporation which was formed in April of 1994 to serve as the product supplier for the Surf City Squeeze stores. Accordingly, it is in the business of supplying various proprietary and private label products to the Surf City Squeeze stores for smoothies and other nutritionally-fortified drinks. Kona initially was an independent company owned by Kevin Blackwell and Kathryn Blackwell. It later was acquired by the Debtor as a wholly-owned subsidiary in December, 1995.

     D.   OFFICERS AND DIRECTORS OF DEBTOR.

          1.   BOARD OF DIRECTORS OF DEBTOR.

          The following individuals currently serve as members of the Board of Directors of the Debtor:

          KEVIN A. BLACKWELL serves as the Chairman of the Board of Directors and as the President of the Debtor. He attended Eastern Washington University with an emphasis in math and business law. Kevin Blackwell has over fifteen (15) years of experience in the juice bar industry. He founded the Debtor and took the blended fresh fruit smoothie concept into the regional mall arena and health club facilities. Kevin Blackwell devotes full time to the Debtor.

          KATHRYN BLACKWELL serves as a member of the Board of Directors and as the Secretary/Treasurer of the Debtor. Kathryn Blackwell is the wife of Kevin Blackwell. She completed four (4) years of study at San Jose State University in 1988. Her studies were concentrated in the field of business management and international business. Kathryn Blackwell devotes full time to the Debtor.

          2.   OFFICERS OF DEBTOR.

          In addition to Kevin Blackwell (President) and Kathryn Blackwell (Secretary/Treasurer), the following individual currently serves as the Chief Financial Officer of the Debtor:

          DAVID A. GUARINO serves as the Chief Financial Officer of the Debtor. He graduated from the University of Denver in 1982 with a Masters and undergraduate degree in accounting. He previously served as Senior Vice President - Principal Financial Officer of TLC Beatrice International Holdings, Inc., a $1.8 billion (revenues) international food company.

     E.   RETENTION OF DIRECTORS AND MANAGEMENT.

          Pursuant to the Plan, on the Effective Date, the existing Board of Directors of the Debtor will continue as the Board of Directors for the Reorganized Debtor EXCEPT THAT David Guarino will replace Kathryn Blackwell on or before the Effective Date. In addition, the Plan contemplates that the current management of the Debtor, and other Debtor employees, will continue in their positions with the Reorganized Debtor.

     F.   THE DEBTOR'S PRE-BANKRUPTCY FINANCIAL RESULTS.

          The income, expenses, and financial results with respect to the Debtor and its subsidiaries from the creation of the Debtor through the fiscal year ended December 31, 1995 are summarized in the audited Consolidated Financial Statements, copies of which are attached to this Disclosure Statement as Schedule "B".

     G.   THE DEBTOR'S POST-PETITION FINANCIAL RESULTS.

          A Balance Sheet for the Debtor as of March 31, 1997, and an Income Statement for the Debtor for the period from January 13, 1997 through May 31, 1997, which were prepared by the Debtor's management (with assistance from Ernst & Young), are attached to this Disclosure Statement as Schedule "C". The Debtor also has Filed monthly operating reports with the Bankruptcy Court which are available for review by interested parties.

     H.   COMPETITION.

          The 1990's have emerged as a decade of maturation for the fitness movement, marked by increasing consumer interest in a balanced regimen of diet and exercise. A simultaneous counter-trend has been the acceleration of the fast food craze. The Debtor and its subsidiaries are well positioned to capitalize on both of these trends as they offer an appealing and nutritious alternative to fast food.

          The industry, however, has been penetrated by several small companies building organizations in the juice bar market. However, the Debtor believes that none of the companies that could be considered to be a competitor of the Debtor has the size, the momentum, or the name recognition to compete with the Debtor. The Debtor continually studies the state of the juice bar market.

VII. EVENTS LEADING UP TO THE FILING OF THE REORGANIZATION CASES.

          No single factor alone caused the filing of the Reorganization Case. Instead, a combination of factors led to the need for the Debtor to seek Chapter 11 relief. Outlined below are the primary factors and events that required the Debtor to seek a reorganization of its financial affairs.

     A.   RAPID EXPANSION AND SHIFT TO CORPORATE OWNED AND OPERATED STORES.

          From 1991 through mid-1995, the Debtor successfully operated as a license/franchise system. In mid-1995, with a $1 million infusion made by Apache Peak, the Debtor ventured into owning and operating juice bar stores at the corporate level. Thereafter, in August 1995, Weider infused an additional $1.25 million into the Debtor to fund the expansion of corporate juice bar stands. With the large amount of capital then available, the strategy was to engineer a rapid expansion, thereby giving the Debtor a leading position in the increasingly popular retail juice and smoothie bar market. The goal was to focus primarily on building corporate stores in prime locations; this was based upon the philosophy that the revenues generated by running these stores internally would fund the desired expansion. The combination of available capital and the new strategy of rapid expansion led to negotiations with mall developers, health clubs, and various other venues nationwide to open juice bars in a large number of locations across the country. Through these negotiations, the Debtor secured leases and licenses for numerous sites, and with rent commencement dates quickly approaching, the pressure was on the Debtor to implement the company's explosive growth. As such, between August and December of 1995, the Debtor opened almost thirty (30) new locations. With the growing number of company-owned stores came the need to implement an operations team to manage the stores. The orchestration of a successful management team over such a short period of time was a challenge for the Debtor. Initially, the number of corporate locations was manageable, and the stores produced competitive numbers. However, the revenues generated by the stores were not sufficient to fund the aggressive expansion.

          The Debtor sought additional investment in order to continue the construction of new locations as scheduled. As a result, Weider infused an additional $5.5 million into the Debtor to fund the expansion from December of 1995 through June of 1996. During this six (6) month period, the Debtor opened approximately thirty (30) new corporate locations in several different states. As a result of the rapid expansion, it became increasingly difficult for the Debtor's small management team to manage properly the large number of stores, leading to insufficient management and supervision. Consequently, store sales suffered.

     B.   WEIDER'S FAILURE TO FUND THE LINE OF CREDIT.

          The Debtor contends that on or around October 1996, Weider committed to provide a line of credit in favor of the Debtor in the amount of $6.5 million for the continued expansion and operation of corporate-owned stores. This capital was necessary to the Debtor to: (i) provide funding for the continued construction of new stores in the numerous locations for which the Debtor had signed lease agreements; and (ii) provide funding for the increasing travel and related expenses associated with properly managing such a large number of stores in a wide range of locations. Prior to October, 1996, Weider funded $3.5 million, which the Debtor used for such expansion. Thereafter, Weider declined to fund the remaining $3 million.

          As a result, the Debtor could not continue to open new stores where it had already signed lease or license agreements. In addition, the Debtor did not have the funds to pay a work force for the operation and management of the corporate locations. Consequently, management of the locations declined, along with the sales of the locations. The Debtor attempted to rectify the situation by closing locations that were not meeting expectations and by making extreme cutbacks in personnel. Unfortunately, these efforts were not sufficient to cure the company's financial situation. Debt continued to accumulate with the Debtor's general trade creditors and on lease and license agreements where stores had not been opened or were closed, ultimately leading to the Debtor's filing of this Reorganization Case.

VIII. SIGNIFICANT EVENTS DURING THE REORGANIZATION CASE.

     A.   OPERATION OF BUSINESS.

          The Debtor  Filed its  voluntary  Chapter 11  petition  on January 13,
1997, thereby commencing the Debtor's Reorganization Case. The Debtor is continuing to manage its business affairs as debtor-in-possession pursuant to Bankruptcy Code ss.ss.1107 and 1108.

     B.   FIRST DAY MOTIONS.

          At the onset of this Reorganization Case, the Debtor presented to the Court various motions designed to assist the Debtor in making a smooth transition into Chapter 11. The discussion below provides a general overview of these "first day motions".

          1.   AUTHORITY TO CONTINUE USE OF PRE- PETITION BANK ACCOUNTS.

          On January 15, 1997, the Debtor Filed with the Court its "EMERGENCY MOTION FOR ORDER AUTHORIZING CONTINUED USE OF PREPETITION BANK ACCOUNTS" (the "Accounts Motion"). Pursuant to the Accounts Motion, the Debtor requested that the Court authorize and approve the Debtor's maintenance of existing bank accounts and the continued use of its existing cash management system. Pursuant to its Order dated January 23, 1997, the Bankruptcy Court granted the Accounts Motion in its entirety.

          2.   PAYMENT OF EMPLOYEE WAGES, SALARIES, AND OTHER BENEFITS.

          On January 15, 1997, the Debtor Filed with the Court its "EMERGENCY MOTION FOR ORDER AUTHORIZING PAYMENT OF PREPETITION WAGES, SALARIES, AND OTHER EMPLOYEE BENEFITS" (the "Wage Motion"). In the Wage Motion, the Debtor requested that the Court enter an Order authorizing the Debtor to pay the prepetition wages, salaries, and other benefits of its employees. Pursuant to its Order dated January 23, 1997, the Bankruptcy Court approved the Wage Motion. Accordingly, the Debtor has paid these pre-petition obligations in the ordinary course of business.

     C.   APPOINTMENT OF CREDITORS' COMMITTEE.

          On February 10, 1997, the Office of the United States Trustee appointed the Creditors' Committee to represent the interests of Unsecured Creditors in the Debtor's Reorganization Case pursuant to Bankruptcy Code ss.1102(a)(1). The members of the Creditors' Committee are: (i) Builders National, Inc.; (ii) C.S.R. Corporation; (iii) Chandler Signs Incorporated; (iv) JMI Sales Corp.; and (v)Taylor Freezer Sales of Arizona. The Creditors' Committee has been actively involved in this Reorganization Case. Pursuant to the provisions of the Bankruptcy Code, the Creditors' Committee is charged with the duty to represent the interests of Unsecured Creditors in the Debtor's Reorganization Case.

     D.   EMPLOYMENT OF PROFESSIONALS.

          The  Debtor  and  the  Creditors'   Committee  have  retained  various
professionals to provide advice and assistance in these Reorganization Cases.

          1.   THE DEBTOR'S PROFESSIONALS.

          The Bankruptcy Court has approved the Debtor's employment of the following professionals: (i) Streich Lang, P.A. (the "Streich Firm") -- general bankruptcy and restructuring counsel; (ii) Ernst & Young, LLP ("Ernst & Young") -- accountants and financial consultants; and (iii) Titus, Brueckner & Berry -- general corporate counsel(2).

----------
(2) The Court has approved the employment of Titus, Brueckner & Berry subject to the refiling of their application clarifying their representation of various parties.

          2.   PROFESSIONALS FOR THE CREDITORS' COMMITTEE.

          The Bankruptcy Court has approved the Creditors' Committee's employment of the following professionals in the Debtor's Reorganization Case:
(i) Gallagher & Kennedy (the "Gallagher Firm") -- general counsel for the Creditors' Committee; (ii) The Barrington Group ("Barrington") -- accountants and financial advisors to the Creditors' Committee.

     E.   THE WEIDER SETTLEMENT.

          The Debtor, its principals, and the Creditors' Committee participated in extensive settlement discussions with the Debtor's largest creditor, Weider, which resulted in a settlement that provided for the release of almost $9 million of alleged claims against the Debtor while providing the Debtor with an additional $800,000.00 funding, which will not have to be repaid except under certain specified conditions. The terms of the settlement are set forth in a "TERM SHEET STATING THE ESSENTIAL SUBSTANTIVE PROVISIONS OF THE PARTIES' AGREEMENT - WEIDER SETTLEMENT AND THE RELATED MATTERS" dated April 2, 1997 (the "Term Sheet"). A copy of the Term Sheet is attached to this Disclosure Statement as Schedule "D". On April 4, 1997, the Debtor presented the settlement to the Bankruptcy Court for its approval pursuant to its "MOTION FOR ORDER APPROVING SETTLEMENT AND APPROVING DIP FINANCING" (the "Settlement Motion"). The
settlement was approved by the Court, over the objection of one creditor (Bally), on May 6, 1997. The parties entered into the settlement to avoid the costs and uncertainty surrounding litigation over the damages and reimbursement claims, and other claims or issues that may have existed or arisen in connection with the disputes between the parties to the settlement. This settlement has permitted the Debtor to resolve a situation which might have significantly delayed confirmation of a Plan, while also providing the Debtor with significant debtor-in-possession financing which will assist the Debtor in its operations as it proceeds with the proposal and confirmation of its Plan.

     F.   LITIGATION INVOLVING EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

          The following litigation has taken place with respect to executory contracts and unexpired leases to which the Debtor is a party:

          1.   PETITION DATE REJECTION OF LEASES.

          At the beginning of this Reorganization Case, the Debtor was a party to approximately two hundred (200) leases and license agreement. On the Petition Date, the Debtor rejected the majority of non-residential real property leases (ninety-six (96)) which were burdensome to the estate. The Court approved the rejection of the ninety-six (96) leases pursuant to an Order of the Court dated February 10, 1997. In conjunction with the rejection of the ninety- six (96) leases, the Court ordered that the Debtor was required to pay post-petition administrative expense rent with respect to seventeen (17) of the leases for the period from the Petition Date to the date the Order was entered rejecting the leases, February 10, 1997. The administrative expenses related to those leases totals approximately $46,575.00.

          2.   ASSUMPTION/REJECTION OF THE TAUBMAN LEASES.

          The Debtor and one of its major landlords, Taubman, entered into an agreement which provided for the assumption of eighteen (18) non-residential real property leases and the rejection of one (1) non-residential real property leases. In conjunction with the assumption of the Taubman leases, Taubman agreed: (i) to waive all pre-petition arrearages on the leases being assumed (approximately $326,442.60); (ii) to waive all post-petition administrative expense rents for the month of January on the leases being assumed (approximately $66,717.74); (iii) to return to the Debtor $45,000; and (iv) to change certain lease commencement dates. On March 5, 1997, the Debtor and Taubman presented the assumptions/rejection of the Taubman leases to the Bankruptcy Court for approval pursuant to their "JOINT MOTION TO ASSUME, AS MODIFIED, CERTAIN UNEXPIRED REAL PROPERTY LEASES, AND TO REJECT ONE UNEXPIRED REAL PROPERTY LEASE, BETWEEN THE DEBTOR AND THE TAUBMAN LANDLORDS" (the "Taubman Motion"). In response to an objection that was Filed by the Creditors' Committee to the Taubman Motion, Taubman agreed to hold the franchisees/licensees responsible for all obligations under the leases first and prior to holding the Debtor responsible for any such obligations. As such, the Taubman leases were assigned to the franchisees/licensees. In response, the Creditors' Committee withdrew its objection, and the Court approved the Taubman Motion on May 6, 1997. The Debtor believes that the Taubman agreement establishes the basis for a successful reorganization and limitation on residual liability on the estate.

          3.   RESOLUTION OF CHANDLER CLAIMS.

          The  Debtor  and  one  of  its   creditors,   Chandler   Signs,   Inc.
("Chandler"), with which it is a party to an executory contract providing for signage, entered into an agreement which provided for the rejection of various leases for signage, while providing for the parties to enter into a purchase agreement for such signage upon confirmation of the Plan. In conjunction with the rejection of the Chandler leases and the purchase of the signage, Chandler agreed to waive all of its pre-petition, post-petition, and rejection damage claims upon confirmation of the Plan and execution of the purchase agreement. On July 15, 1997, the Debtor and Chandler presented the their agreement to the Bankruptcy Court for approval pursuant to a "STIPULATION RESOLVING CHANDLER SIGNS' MOTION FOR IMMEDIATE PAYMENT OF ADMINISTRATIVE EXPENSE" (the "Chandler Stipulation"). No objections have been received to date to the Chandler Stipulation.

          4.   RESOLUTION OF PYRAMID LANDLORDS' CLAIMS.

          The Debtor and a number of its landlords commonly referred to as the Pyramid Landlords resolved pending disputes between them regarding the Pyramid Landlords' Claims (secured and unsecured) and the Pyramid Landlords' request for stay relief with respect to their Secured Claims. In essence, the Debtor and the Pyramid Landlords agreed as follows: (i) the Pyramid Landlords were granted stay relief with respect to the Debtor's equipment located at five (5) of the locations in which the Pyramid Landlords' claimed to be secured; (ii) the Pyramid Landlords waived all claims (pre-petition, post-petition, and administrative claims) with respect to those five (5) locations; (iii) the Debtor and the Pyramid Landlords agreed that the Pyramid Landlords would hold Secured Claims with respect to the remaining four (4) Pyramid Landlords in the total amount of $16,000.00 ($4,000.00 per location); and (iv) the Pyramid
Landlords Unsecured Claims would be limited to calculation under Section 502(b)(6) of the Bankruptcy Code, and would not be accelerated as previously claimed by the Pyramid Landlords. The agreement of the Debtor and the Pyramid Landlords was presented to the Bankruptcy Court for approval on June 19, 1997, pursuant to the "STIPULATION RESOLVING PYRAMID LANDLORDS' MOTION TO TERMINATE THE AUTOMATIC STAY OF 11 U.S.C. SS.362(A) AND MOTION TO ALLOW AND COMPEL PAYMENT OF ADMINISTRATIVE CLAIMS PURSUANT TO 11 U.S.C. SS.503(B)(1)(A)" (the "PyramiD Stipulation"). The Pyramid Stipulation was approved by Bankruptcy Court order on June 20, 1997.

          5.   RESOLUTION OF SOUTHERN GROUP INC'S CLAIMS.

          The Debtor and one of its creditors, Southern, from which the Debtor leased and purchased various equipment, entered into an agreement resolving various disputes regarding the leases and alleged administrative claims. The Court entered an order on July 1, 1997 which approved the agreement between the parties which was set forth in the "STIPULATION RESOLVING MOTIONS OF SOUTHERN GROUP, INC. FILED PURSUANT TO SECTIONS 362 AND 365 OF THE UNITED STATES BANKRUPTCY CODE" (the "Southern Stipulation"). Pursuant to the Southern

Stipulation: (i) the leases with Southern were rejected; (ii) Southern will have an administrative claim of $5,000.00; and (iii) Southern's Unsecured Claim will be limited to $18,000.00.

          6.   EXTENSION OF TIME TO ASSUME OR REJECT.

          In an effort to allow the Debtor and its professionals sufficient time to analyze its numerous remaining leases and related executory contracts in connection with its reorganization Plan, the Debtor Filed a motion requesting the Court to extend the deadline to assume or reject unexpired non-residential real property leases. Specifically, on March 7, 1997, the Debtor Filed a "MOTION FOR ORDER EXTENDING DEADLINE FOR DEBTOR-IN-POSSESSION TO ASSUME OR REJECT UNEXPIRED NON-RESIDENTIAL REAL PROPERTY LEASES" (the "Motion to Extend"), requesting that the Court extend the deadline of the Debtor to assume or reject non-residential real property leases under Bankruptcy Code ss.365(d) for sixty
(60) days, to coincide with the filing of the Debtor's Plan. Over the objection of Bally, the Court granted the Debtor's Motion to Extend pursuant to an Order dated May 9, 1997, extending the deadline to assume or reject non-residential real property leases to May 13, 1997.

          7. POST-PETITION ASSUMPTIONS/ASSIGNMENTS OF EXECUTORY CONTRACTS AND UNEXPIRED LEASE.

          On May 13, 1997, the Debtor filed its "MOTION TO ASSUME AND/OR ASSUME AND ASSIGN CERTAIN UNEXPIRED REAL PROPERTY LEASES AND EXECUTORY CONTRACTS" (the "Assumption Motion"), which requests the Court to consider the assumption and/or assumption and assignment of numerous leases. On May 19, 1997, the Court entered an order directing that the hearing on the Assumption Motion will be held at the same time as the Confirmation Hearing on the Plan. The Debtor is in the process of working with various landlords regarding the assumption and/or assumption and assignment of various leases.

          8.   REJECTIONS OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

          The Debtor has filed numerous motions with the Court rejecting certain unexpired non-residential real property leases. These motions apply to properties in which the Debtor believes it is in the best interest of the Debtor's estate for the leases to be rejected. Each motion to reject has been approved by order of the Bankruptcy Court.

     G.   LITIGATION INVOLVING AGREEMENTS WITH BALLY TOTAL FITNESS CORPORATION.

          Bally operates health clubs. The Debtor, its franchisees, and its licensees operate juice and health food concessions in certain of the Bally clubs. In this regard, the Debtor is a party to twenty-two (22) separate agreements with Bally that affect forty-six (46) Bally locations. Bally claims that the Debtor's agreements with Bally affect seventy-nine (79) locations.

          In the course of this Reorganization Case, Bally has taken the following steps: (i) objected to the Debtor's Motion to Extend; (ii) requested that the Court compel assumption or rejection of the Debtor's agreements with Bally, which comprise approximately one-third (1/3) of the Debtor's opened and operating juice bar stands; (iii) requested that the Court cut-off an exclusive right of the Debtor to open juice bar stands in Bally locations; and (iv) objected to the Weider Settlement. The Court overruled Bally's objections to the Motion to Extend and the Weider Settlement. Bally's request for assumption or rejection of the Bally agreements has been mooted. On May 13, 1997, the Debtor Filed a motion to assume the Bally agreements. There are a number of disputes pending between the Debtor and Bally regarding the Debtor's agreements with Bally. An evidentiary hearing with respect to some of these disputes and issues has been set by the Court for August 27, 1997.

          In addition, the Debtor has commenced an adversary proceeding to determine the nature, extent, and priority of any Claim held by Bally as well as to recover any payments to Bally which may be recovered pursuant to Section 550 of the Bankruptcy Code and to obtain certain other relief with respect to Bally and Bally's Claims.

          Presently, however, the Debtor and Bally are attempting to settle all disputes between the parties. In this regard, the parties are in the process of exchanging drafts of settlement documents and have agreed to stay discovery for one (1) week in an effort to resolve this matter. The Debtor anticipates that the Debtor and Bally will be presenting a stipulated order resolving the disputes between the parties to the Court for its approval prior to the Confirmation Hearing. Although the Debtor believes that a settlement will be reached with Bally, the Debtor cannot make any assurances that a settlement will in fact be reached between the parties.

     H.   BAR DATE FOR CLAIMS.

          On May 9, 1997, the Debtor Filed a motion requesting that the Bankruptcy Court enter an Order fixing the time within which all parties may file proofs of Claim or interest in this Reorganization Case. On May 15, 1997, the Court entered an Order setting a bar date for filing ALL proofs of Claim or interest (regardless of whether the Claim or interest is listed by the Debtor as undisputed, disputed, contingent, fixed, or liquidated) as the date twenty (20) days from the entry of the Order setting the bar date. In this regard, the Court set the following deadlines by which all proofs of Claim must be filed:

               (a) With respect to Claims not concerning executory contracts or unexpired leases, all proofs of Claim must have been filed by June 9, 1997.

               (b) With respect to Claims arising from the rejection of an executory contract or unexpired lease, all proofs of Claim must have been or be filed by the later of either: (i) June 9, 1997; (ii) twenty
          (20) days after the Bankruptcy Court enters an order permitting rejection of the particular executory contract or unexpired lease; or
          (iii) twenty (20) days from the date a plan of reorganization is confirmed in this Reorganization Case. FAILURE OF HOLDERS OF CLAIMS OR INTERESTS TO TIMELY FILE A PROOF OF CLAIM WILL RESULT IN DISALLOWANCE OF THEIR CLAIMS.

     I.   UNIVERSAL CITY STORE.

          Prior to the Confirmation Hearing, the Debtor expects to file a motion to sell the Universal City Store. In this regard, the Debtor has received an offer to sell the Universal City Store for $400,000. The Debtor intends to use the proceeds of the sale to pay arrearages owing under the lease with respect to the Universal City Store and indebtedness owing to the Secured Creditor with respect to the Universal City Store, with the remainder of the proceeds to be used for the Debtor's reorganization. The Debtor anticipates that the sale of the Universal City Store will close prior to the Confirmation Hearing.

     J.   BILTMORE LEASE.

          The Debtor presently is involved in negotiations with the landlord and a potential buyer for the assignment of the Debtor's lease with respect to the Biltmore location.

IX.  DESCRIPTION OF THE PLAN.

          The following description of the Plan is for informational purposes only and does not purport to change or supersede any of the specific contractual language of the Plan. THE PLAN IS CONTROLLING IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE CONTENTS OF THE PLAN AND THE CONTENTS OF THIS DISCLOSURE STATEMENT.

     A. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN.

          The Plan divides Claims against, and Equity Interests in, the Debtor into twelve (12) separate Classes which the Debtor believes are in compliance with the Bankruptcy Code.

          1.   CLASS 1: ADMINISTRATIVE CLAIMS.

          Class 1 of the Plan consists of all Claims which are Administrative Claims. The Administrative Claims include the Claims allowed under Bankruptcy Code ss.503(b) and referred to in Bankruptcy Code ss.507(a)(1) arising prior to the Effective Date, such as: (a) every cost or expense of administration of the Reorganization Case, including, without limitation, all actual and necessary post-petition expenses of maintaining and preserving the Estate; (b) all actual and necessary post-petition expenses of operating the Debtor's business; (c) all Professional Charges of the Chapter 11 Professionals approved by the Bankruptcy Court pursuant to interim and final allowances in accordance with Bankruptcy Code ss.ss.330, 331, and 503(b); and (d) all fees and charges assessed against the Estate under Chapter 123 of Title 28, United States Code; EXCEPT THAT this Class does not include the Landlord/Executory Contract Claims which are included in Class 7 of the Plan.

          Under the Plan, every Creditor holding a Class 1 Administrative Claim will be paid by the Reorganized Debtor: (a) fully and in Cash on the Effective Date if the Claim is then an Allowed Claim; (b) fully and in Cash when and if the Claim becomes an Allowed Claim after the Effective Date; (c) as otherwise agreed in writing by the Creditor holding the Allowed Claim; or (d) as ordered by the Bankruptcy Court. Every Allowed Class 1 Administrative Claim for a post-petition operating expense incurred in the ordinary course of the Debtor's operations will be paid fully and in Cash by the Reorganized Debtor in the ordinary course of business (including any payment terms applicable to any such expense). Class 1 Claims are UNIMPAIRED pursuant to the Plan.

          The Debtor estimates that the aggregate amount of Allowed Claims in Class 1 will be approximately $425,000, consisting primarily of the following:
(i) Professional Charges, which the Proponents estimate total $320,000 as of July 20, 1997(3); (ii) approximately $75,000 in Administrative Claims arising out of use and occupancy of rejected leases; (iii) a $5,000 Administrative Claim owing to Southern pursuant to the Southern Stipulation; and (iv) approximately $25,000 for other miscellaneous Administrative Claims. The Debtor is paying its post-petition business expenses as they come due in the ordinary course of business(4).

          2.   CLASS 2: PRIORITY UNSECURED CLAIMS.

          Class 2 of the Plan consists of all Claims which are Priority Unsecured Claims. The Priority Unsecured Claims include every Unsecured Claim or portion thereof which is entitled to priority under the applicable provisions of Bankruptcy Code ss.507 and which is not an Administrative Claim (Classified in Class 1) or a Priority Tax Claim (Classified in Class 4).

----------
(3)  The Streich Firm holds a retainer in the amount of $50,000.00.

(4) The Debtor has deposited $202,000 into an escrow account with respect to the Administrative Claims of Bally (I.E., post-petition fees under the Debtor's agreements with Bally) pending resolution of the disputes between the Debtor and Bally. SEE Section VIII.G, above, for a general description of the pending disputes between the Debtor and Bally. If a settlement is reached with Bally prior to confirmation, which the Debtor anticipates will occur (but cannot make any assurances that such a settlement will in fact occur), then the funds in escrow will be paid to Bally for its Administrative Claims.

          Under the Plan, every Creditor holding a Class 2 Priority Unsecured Claim will be paid by the Reorganized Debtor: (a) fully and in Cash on the Effective Date if the Claim is then an Allowed Claim; (b) fully and in Cash when and if the Claim becomes an Allowed Claim after the Effective Date; (c) as otherwise agreed in writing by the Creditor holding the Allowed Claim; or (d) as ordered by the Bankruptcy Court. Class 2 Claims are UNIMPAIRED pursuant to the Plan.

          The Debtor estimates that the aggregate amount of Allowed Claims in Class 2 will be approximately $35.00, consisting of security deposits placed with the Debtor by individuals for use of tanning beds at locations that have now been closed.

          With the Bankruptcy Court's approval, the Debtor has already paid in the ordinary course of its business a number of Priority Unsecured Claims, including pre-petition claims of employees and related employee benefits.

          3.   CLASS 3: TAUBMAN PRIORITY CLAIMS.

          Class 3 of the Plan consists of all Claims against the Debtor held by Taubman or any one or more of the Taubman Affiliates, including, but not limited to, any Claims arising out of the transaction which was the subject of the Taubman Agreed Order.

          Under the Plan, every Creditor holding a Class 3 Taubman Priority Claim will be paid by the Reorganized Debtor in accordance with the Taubman Agreed Order and will be paid fully and in Cash by the Reorganized Debtor in the ordinary course of business at the time the Debtor may become obligated thereon pursuant to the Taubman Agreed Order. Class 3 Claims are UNIMPAIRED pursuant to the Plan.

          The Debtor does not believe that there will be any Allowed Class 3 Claims.

          4.   CLASS 4: PRIORITY TAX CLAIMS.

          Class 4 of the Plan consists of all Claims entitled to priority under Bankruptcy Code ss.507(a)(8). Under the Plan, every Creditor holding a Class 4 Priority Tax Claim, as and when it is an Allowed Claim, will be paid by the Reorganized Debtor in equal quarterly installments of principal and interest over a period commencing at the end of the first (1st) calendar quarter after the Effective Date, and continuing at the end of each calendar quarter thereafter until the date that is six (6) years after the assessment date with respect to such Claim, with interest fixed at 8% per annum. Class 4 Claims are UNIMPAIRED pursuant to the Plan.

          In  the   schedules   of   liabilities   which  Debtor  Filed  in  its
Reorganization Case, the Debtor lists priority tax claims totaling $272,000. A large portion of these Claims are disputed by the Debtor.

          5.   CLASS 5A: CHO SECURED CLAIMS.

          Class 5A of the Plan consists of the Secured Claims held by Cho. Cho claims lien interests in the Debtor's Universal City Store. Under the Plan, holders of the Secured Claims in Class 5A will receive upon the sale of the Universal City Store (which will be sold pursuant to motion of the Court), Cash in the full amount of the Allowed Cho Secured Claim. Class 5A Claims are UNIMPAIRED pursuant to the Plan.

          The Debtor estimates that the Allowed Claims in Class 5A will be approximately $190,500.

          6.   CLASS 5B: PYRAMID SECURED CLAIMS.

          Class 5B of the Plan consists of the Secured Claims held by Pyramid, a landlord of the Debtor. Pyramid claims lien interests in certain of the Debtor's equipment at four (4) locations which were previously leased by the Debtor from Pyramid. Under the Plan, holders of the Secured Claims in Class 5B will receive on the Effective Date or the date upon which such Claim becomes an Allowed Secured Claim, one of the following, at the option of the Debtor: (i) Cash in an amount equal to ninety percent (90%) of such Allowed Secured Claim; (ii) payment of sums over a period of twenty-four (24) months having a value as of the Effective Date that is not less than ninety percent (90%) of the value of the interest of the holder of the Allowed Secured Claim in the property securing payment of the Allowed Secured Claim, as established by the Bankruptcy Court; or
(iii) abandonment to such holder of all of the property of the Debtor upon or in which the holder of the Allowed Secured Class 5B Claim has a valid, perfected, and enforceable lien or security interest. Class 5B Claims are IMPAIRED pursuant to the Plan.

          The Debtor and Pyramid have agreed that the value of the equipment at the Pyramid locations is $4,000.00 per location. Thus, the amount of Claims in Class 5B total $16,000.

          7.   CLASS 5C: SOUTHERN SECURED CLAIMS.

          Class 5C of the Plan consists of the Secured Claims held by Southern. Southern sold certain equipment to the Debtor and asserts that it holds security for its Claims in the equipment it sold to the Debtor. Southern and the Debtor have agreed pursuant to the Southern Stipulation that Southern holds a Secured Claim in the amount of $22,200. Southern will be paid in accordance with the Southern Stipulation and the Southern Order, which essentially provide that Southern will be paid in accordance with the existing loan and security documents, PROVIDED, HOWEVER, THAT the maturity dates of the obligations thereunder will be extended for a period of one (1) month from the current maturity dates to pay the prepetition amounts still owing under the underlying loan and security documents. In addition, Southern will retain its liens on its collateral to the full extent of its Secured Claims. Class 5C Claims are IMPAIRED pursuant to the Plan.

          8.   CLASS 5D: KOURY AND COLEN SECURED CLAIMS.

          Class 5D of the Plan consists of the Secured Claims held by Koury and Colen. Koury and Colen sold their ownership interests in Kolt Enterprises and the Kolt Enterprises stores to the Debtor. Koury and Colen claim lien interests in their respective Kolt Enterprises stock and the purchased stores. Under the Plan, holders of the Secured Claims in Class 5D will receive on the Effective Date or the date upon which such Claim becomes an Allowed Secured Claim, one of the following, at the option of the Debtor: (i) Cash in the full amount of the pre-petition amount owing with respect to the Allowed Secured Claim; and (ii) reinstatement of the underlying principal obligation or instrument, with the holder of such Claim retaining his existing liens and security interests in the same priority on its collateral as security for its Class 5D Claim. Class 5D Claims are UNIMPAIRED pursuant to the Plan.

          The Debtor estimates that the total pre-petition amounts owing Koury and Colen total $4,685, while the total remaining principal balance due to Koury and Colen totals approximately $25,900. The value of the alleged Koury and Colen collateral has not been determined.

          9.   CLASS 5E: DMITRENKO SECURED CLAIM.

          Class 5E of the Plan consists of the Secured Claim held by Dmitrenko. Dmitrenko loaned the Debtor funds pursuant to a note, and as security for the note, Dmitrenko claims lien interests in the royalty payments to SCSFC related to the Northshore and Century City stores. Under the Plan, the holder of the Secured Claim in Class 5E will receive on the Effective Date or the date upon which such Claim becomes an Allowed Secured Claim reinstatement of the underlying obligation or instrument, EXCEPT THAT the maturity date of the obligation under the existing underlying instruments will be extended for a period of one (1) month from the current maturity date to pay any prepetition amounts still owing. In addition, the holder of such Claim will retain his existing liens and security interests in the same priority on its collateral as security for its Class 5E Claim. Class 5E Claims are IMPAIRED pursuant to the Plan.

          The  Debtor  estimates  that  the  total  pre-petition   amount  owing
Dmitrenko totals $1,500.00, while the total remaining balance due to Dmitrenko totals approximately $26,000.00.

          10.  CLASS 5F: HOFMEISTER AND MANZERI SECURED CLAIMS.

          Class 5F of the Plan consists of the Secured Claims held by Hofmeister and Manzeri. These Creditors either sold stores to the Debtor or loaned the Debtor funds. They assert they hold security for their respective Claims in the personal property located at certain of the Debtor's stores which are operated by licensees of the Debtor. There are no pre-petition amounts owing to these Creditors. These obligations are paid directly by the licensees who operate the stores. However, the Debtor still remains liable for these obligations. Hofmeister and Manzeri will be paid outside the Plan and thus will receive no distributions under the Plan. Class 5F Claims are UNIMPAIRED under the Plan.

          The Debtor estimates that the aggregate amount of Allowed Claims in Class 5F will be approximately $105,200.00.

          11.  CLASS 5G: KIM SECURED CLAIMS.

          Class 5G of the Plan consists of the Secured Claims held by Kim. Kim asserts that he holds security for his Claims against the Debtor for the sale of his store to the Debtor in the personal property located at the respective store which he sold. Under the Plan, the holder of the Secured Claim in Class 5G will receive the full amount of the Allowed Secured Claim on the later of the Effective Date or the date upon which such Claim becomes an Allowed Secured Claim. Class 5G Claims are UNIMPAIRED under the Plan.

          The Debtor estimates that the Claims in Class 5G total approximately $968.00.

          12.  CLASS 5H: OTHER SECURED CLAIMS.

          Class 5H of the Plan consists of all Secured Claims, if any, other than Secured Claims in Classes 5A through 5G. Under the Plan, the holder of each Allowed Secured Claim in Class 5H (or any subclass thereof) will receive on the later of the Effective Date or the date upon which such Claim becomes an Allowed Secured Claim, one of the following, at the option of the Reorganized Debtor:
(i) Cash in the full amount of such Allowed Secured Claim; (ii) reinstatement of the underlying obligation or instrument or other treatment in accordance with Bankruptcy Code ss.1124, with the holder of such Claim retaining his existing liens and security interests in the same priority on its collateral as security for its Class 5H Claim; or (iii) abandonment to such Creditor of all of the property of the Debtor upon which the holder of the Allowed Secured Claim has a valid, perfected, and enforceable lien or security interest. Class 5H Claims are UNIMPAIRED under the Plan.

          The Debtor is not aware of any Other Secured Claim which will be Classified in Class 5H.

          13.  CLASS 6: CHANDLER CLAIMS.

          The Class 6 Claims consist of the Claims held by Chandler. The Debtor and Chandler have entered into the Chandler Stipulation and, pursuant to the Chandler Stipulation, at confirmation of the Plan, Chandler will waive all of its pre-petition, post-petition, and rejection damage claim and the Debtor will enter into a purchase agreement with Chandler for certain signage. Pursuant to the purchase agreement, the Debtor will pay Chandler a total purchase price (including both principal and interest) of $203,039.72 for certain signage in fifty-two (52) monthly installments of $3,904.61. The holder of the Class 6 Claims will be paid in accordance with the Chandler Stipulation. Class 6 Claims are IMPAIRED under the Plan.

          As of the Effective Date, the Debtor estimates that the Chandler Claims will total approximately $203,039.

          14.  CLASS 7: LANDLORD/EXECUTORY CONTRACT CLAIMS.

          The Class 7 Claims are comprised of the Landlord/Executory Contract Claims, which relate to Executory Contracts which the Debtor has assumed or will assume in this Reorganization Case, other than the Bally Claims. Under the Plan, the holders of Allowed Claims in Class 7 will be paid either: (i) in accordance with the "DEBTOR'S MOTION TO ASSUME AND/OR ASSUME AND ASSIGN CERTAIN UNEXPIRED REAL PROPERTY LEASES AND EXECUTORY CONTRACTS" dated May 13, 1997, which provides for payment in full and in Cash of all Landlord/Executory Contract Claims in equal monthly installments for a period of eighteen (18) months, commencing the first month after the Initial Plan Payment Date; (ii) as ordered by the Bankruptcy Court; or (iii) as otherwise agreed in writing by the Creditor holding the Allowed Class 7 Claim. Class 7 Claims are IMPAIRED under the Plan.

          The Debtor estimates that the Claims which comprise Class 7 Claims will total approximately $230,000.

          15.  CLASS 8: WEIDER UNSECURED CLAIM.

          The Class 8 Claim is comprised of the Unsecured Claim of Weider as assigned to SCAC pursuant to the Weider Stipulation in the amount of
$1,500,000.00. Under the Plan, the Weider Unsecured Claim will be paid in accordance with the Weider Stipulation. Under the Weider Stipulation, upon approval of the Plan (which provides that SCAC will own one hundred percent (100%) of the voting common stock of Reorganized Debtor), SCAC will release or contribute to the capital of Reorganized Debtor, the Weider Unsecured Claim.

          The Weider Unsecured Claim is UNIMPAIRED pursuant to the Plan.

          16.  CLASS 9: BALLY'S CLAIMS.

          The Class 9 Claims consist of all Claims asserted by Bally or its Affiliates against the Debtor. To the extent that Bally holds a Class 9 Claim after resolution of the Bally Adversary Proceeding, Bally will receive the same amount on account of its Claim as the holders of Allowed Claims in Class 7, unless otherwise agreed in writing by Bally and the Debtor and approved by the Bankruptcy Court. If prior to the Confirmation Date, the Debtor and Bally have not entered into an agreement providing for such different treatment, then Class 9 will be deleted automatically from the Plan and the Bally's Claims will be treated in the appropriate Class(es) of the Plan as determined by the Bankruptcy Court.

          The Bally's Claims are IMPAIRED pursuant to the Plan.

          17.  CLASS 10: ADMINISTRATIVE CONVENIENCE UNSECURED CLAIMS.

          The Class 10 Claims consist of all Unsecured Claims against the Debtor that are, in the aggregate for each Creditor, $500 or less, or that are in the aggregate greater than $500, but are voluntarily reduced by the Creditor holding that Unsecured Claim(s) to $500. The option to reduce an Unsecured Claim(s) to the aggregate sum of $500 and have such an Unsecured Claim(s) treated as a Class 10 Claim must be made in the manner prescribed in the Ballot.

          Under the Plan, the holder of every Class 10 Unsecured Claim that is an Allowed Claim will receive a payment from the Reorganized Debtor in the aggregate amount equal to the lesser of: (a) $500; or (b) the amount of such holder's Allowed Claim(s). Payments to holders of Allowed Class 10 Claims will be due on the first Business Day forty-five (45) days after the Effective Date. No interest will be paid on Class 10 Claims. The Class 10 Claims are IMPAIRED pursuant to the Plan.

          The Debtor estimates that there are twenty (20) Claims which are $500 or less. These Claims total approximately $5,600. The Debtor estimates an additional forty (40) Claims in excess of $500 may elect to participate in Class
10. Total payments with respect to Class 10 Claims are accordingly estimated to total approximately $25,600.

          18.  CLASS 11: GENERAL UNSECURED CLAIMS.

          Class 11 of the Plan consists of every Unsecured Claim against the Debtor, which is not a Class 1 Administrative Claim, a Class 2 Priority

Unsecured Claim, a Class 3 Taubman Priority Claim, a Class 4 Priority Tax Claim, a Class 6 Chandler Claim, a Class 7 Landlord/Executory Contract Claim, a Class 8 Weider Unsecured Claim, a Class 9 Bally's Claim, or a Class 10 Administrative Convenience Unsecured Claim. Under the Plan, the holder of each General Unsecured Claim that is an Allowed Claim will receive its Pro Rata Share of the amounts in the Unsecured Creditors Payment Pool. The Unsecured Creditors Payment Pool will consist of the Avoidance Action Proceeds and the following:

          (a) All Cash held by the Debtor or the Reorganized Debtor on the last day of the month in which the Effective Date occurs which exceeds $100,000.00 after: (i) all other payments owing on or before the Initial Plan Payment Date have been made; and (ii) a sufficient reserve has been established for all Professional Charges incurred through the Initial Plan Payment Date. The Debtor estimates that this amount will be very minimal, if any.

          (b) Quarterly distributions of the following: (i) $43,750; (ii) twenty-five percent (25%) of the first $50,000 of Net Cash Flow for the each calendar quarter on a cumulative basis after taking into account (i) above; and
(iii) thereafter, forty percent (40%) of the Net Cash Flow in excess of $50,000 for the preceding calendar quarter on a cumulative basis. For purposes of determining the calculation in this paragraph, the calculation of percentages due to the Unsecured Creditors Payment Pool will begin on the first day of the first month following the Effective Date and will continue for seven (7) years thereafter (twenty-eight (28) calendar quarters) or until all Allowed Claims in

Class 11 have been paid in full into the Unsecured Creditor Payment Pool (without interest), whichever occurs earlier. Twenty percent (20%) of Net Cash Flow in excess of $50,000 for each calendar quarter referenced above will be reserved for payments under (b)(i) above.

          All payments into the Unsecured Creditor Payment Pool will be deposited by the Debtor or the Reorganized Debtor into the Unsecured Creditor Distribution Account. No interest will be paid on Class 11 Claims.

          The payments to the holders of Class 11 Claims from the Unsecured Creditor Distribution Account will be made by the Creditors' Representative pursuant to the Plan and the Creditors' Representative Agreement. The Creditors' Representative Agreement will provide for the duties of the Creditors' Representative. Included in those duties will be the duty to pursue the
Avoidance Actions and distribute funds held in the Unsecured Creditor Distribution Account. All expenses of the Creditors' Representative, as well as expenses incurred in connection with the Avoidance Actions, will be charged to the Unsecured Creditors Payment Pool.

          The General Unsecured Claims which comprise the Class 11 Claims are IMPAIRED pursuant to the Plan.

          Based on the Claims listed in the schedules of liabilities Filed by the Debtor, the proofs of claim Filed by Creditors holding Claims in this Class, as well as the Debtor's current estimate of Unsecured Claims arising from the rejection of unexpired leases, the Debtor estimates that the Class 11 Claims total approximately $5,000,000 to $6,000,000. The Debtor believes that this amount will be reduced because the Unsecured Claims arising from rejection damages will continue to decline as locations previously leased by the Debtor are re-leased to new tenants.

          19.  CLASS 12: EQUITY INTERESTS.

          Class 12 of the Plan consists of the Equity Interests held by the holders of the Debtor Common Stock. The Debtor Common Stock is the issued and outstanding shares of common stock in Debtor.

          Under the Plan, the holders of the Equity Interests will receive no distributions on account of their Equity Interests. In addition, the holders of the Equity Interests will not receive any property under the Plan on account of their Equity Interests.

          On the Effective Date, all Equity Interests in the Debtor will be canceled and new Equity Interests will be issued to SCAC. In return SCAC will release or contribute to the capital of Reorganized Debtor, the $1,500,000.00 Weider Unsecured Claim and the $800,000.00 DIP Financing Claim, as approved by the Court on May 6, 1997.

          The Class 12 Equity Interests are IMPAIRED pursuant to the Plan.

     B.   MEANS FOR IMPLEMENTATION OF PLAN.

          1.   STRUCTURE OF REORGANIZED DEBTOR.

          The Reorganized Debtor will be a continuation of the Debtor, an Arizona corporation, as reorganized pursuant to the Plan. From and after the Effective Date, the articles of incorporation and bylaws of the Reorganized Debtor will be the existing articles of incorporation and bylaws of the Debtor. The stock in the Reorganized Debtor will be held by SCAC.

          On the Effective Date, SCAC will be comprised of the following: (i) Kevin Blackwell will hold fifty percent (50%) of the stock of SCAC; and (ii) David Guarino will hold fifty percent (50%) of the stock of SCAC. On the Effective Date, the officers of the Reorganized Debtor will remain the same, and the Board of Directors of the Reorganized Debtor will remain the same EXCEPT THAT David Guarino will replace Kathryn Blackwell on the Board of Directors on or before the Effective Date.

          2.   FUNDING OF THE PLAN.

          Payments under the Plan which are due from the Reorganized Debtor on the Effective Date will be funded from the Cash held by the Reorganized Debtor on the Effective Date prior to the distribution or reservation of any amounts under the Plan. The funds necessary to ensure continuing performance under the Plan after the Effective Date will come from revenues of the Reorganized Debtor's operations and its Affiliates' operations. Accordingly, so long as amounts are owed under the Plan to the holders of Allowed Claims in Class 11, the Reorganized Debtor will not declare dividends and will continue to own all of the issued and outstanding stock in Kona and SCSFC. In addition, if required, the Reorganized Debtor may also seek additional financing or additional equity contributions from SCAC or its other Affiliates.

          3.   ESTABLISHMENT OF UNSECURED CREDITOR PAYMENT POOL.

          On the Effective Date, the Creditors' Representative and the Chairman of the Creditors' Committee will execute the Creditors' Representative Agreement, substantially in the form attached to the Plan as Exhibit "7", subject to modification before confirmation. The Creditors' Representative Agreement provides for the duties of the Creditors' Representative, including the duties to pursue Avoidance Actions and distribute funds held in the Unsecured Creditors Distribution Account. All expenses of the Creditors' Representative, or professionals engaged by the Creditors' Representative, as well as expenses incurred in connection with the Avoidance Actions will be charged to and paid from the Unsecured Creditors Payment Pool. The Debtor and Reorganized Debtor will not be responsible for payment of any expenses associated with the Creditors' Representative, its professionals, or any other expenses in connection with the administration of the Unsecured Creditors Payment Pool.

          Accordingly, upon execution of the Creditors' Representative Agreement, the Creditors' Committee will be dissolved and discharged, and will have no further rights or responsibilities in connection with the Debtor, the Estate, or this Reorganization Case, EXCEPT THAT the designee of the Creditors' Committee (as identified in the Creditors' Representative Agreement) will oversee the performance of the Creditors' Representative with respect to the Creditors' Representative Agreement. The Creditors' Representative will be the successor-in-interest of the Creditors' Committee, succeeding to all rights of the Creditors' Committee under this Plan.

          4.   ASSIGNMENT OF CLAIMS.

          On the Effective Date, the Debtor will be deemed to have assigned to the Creditors' Representative: (i) any and all rights to bring or continue an Avoidance Action (other than the Bally Adversary Proceeding); and (ii) any and all claims against the Class 11 Creditors. Upon such assignment, the Creditors' Representative will be fully authorized and empowered to prosecute, compromise, and enforce such claims for the benefit of the Unsecured Creditor Payment Pool.

          5.   REDUCTION OF EXECUTIVE SALARIES.

          Beginning with the first day of the first month following the Effective Date and continuing for seven (7) years thereafter or until all Allowed Claims in Class 11 have been paid in full into the Unsecured Creditor Payment Pool (without interest), whichever occurs earlier, the Executive Salaries will be reduced to a base salary of $100,000.00 per each Executive per calendar year, plus a percentage of the profits to be determined and paid on a quarterly basis as follows: (i) seventy-five percent (75%) of the first $50,000 of the Net Cash Flow for the preceding calendar quarter; and (ii) thereafter forty percent (40%) of the Net Cash Flow in excess of $50,000 for the preceding calendar quarter.

          6.   OBJECTIONS TO CLAIMS.

          Any objections to Claims by the Debtor or Reorganized Debtor or by any other Person properly entitled to do so under the Bankruptcy Code and Bankruptcy

Rules, other than a Claim arising out of the rejection by the Debtor of an Executory Contract, must be Filed with the Bankruptcy Court and served no later than thirty (30) days following the Effective Date. Any objection to a Claim must be served upon the holder of the Claim to which the objection has been made, and upon the Debtor or Reorganized Debtor as appropriate.

          7.   ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS.

          Under the Plan, the Executory Contracts of the Debtor listed in Exhibit "1" to the Plan will be assumed upon the Effective Date or as otherwise agreed in writing by the parties. All Executory Contracts of the Debtor that are not expressly assumed under the Plan or which have not been otherwise assumed by the Debtor in the Reorganization Case will be deemed rejected as of the Confirmation Date or as prescribed by the Bankruptcy Code, whichever is earlier. Every Claim asserted by a Creditor arising from the rejection of an Executory Contract pursuant to the Plan must be Filed with the Bankruptcy Court no later than the first Business Day which is twenty (20) days after the Confirmation Date; or with respect to any Executory Contract which is the subject of a motion by the Debtor, the later of either: (i) June 9, 1997; or (ii) twenty (20) days after the Bankruptcy Court enters an order on the motion permitting rejection of the particular Executory Contract. Every such Claim which is timely Filed, as and when it becomes an Allowed Claim, will be treated under the appropriate Class of the Plan. Every such Claim which is not timely Filed by the deadline stated above will be barred and discharged and the Creditor holding the Claim will not receive or be entitled to any distribution under the Plan on account of such Claim. All Executory Contracts which are assumed will be vested in the Reorganized Debtor as of the Effective Date.

          Any objections to Claims by the Debtor or Reorganized Debtor or by any other Person properly entitled to do so under the Bankruptcy Code and Bankruptcy Rules, arising out of the rejection by the Debtor of an Executory Contract, must be Filed with the Bankruptcy Court and served no later than thirty (30) days following the Effective Date as to any Executory Contract rejected pursuant to the Plan, or Filed with the Bankruptcy Court and served no later than thirty
(30) days following the entry of an order of the Bankruptcy Court permitting the Debtor to reject the particular Executory Contract. Any objection to a Claim must be served upon the holder of the Claim to which the objection has been made, and upon the Debtor or Reorganized Debtor as appropriate.

          8.   TIME OF PERFORMANCE UNDER THE PLAN (EFFECTIVE DATE).

          The "Effective Date" of the Plan determines when the performance of many of the obligations under the Plan are due. Unless and to the extent that any such condition is waived by the Debtor, the Effective Date is the date thirty (30) Business Days after the date on which the Confirmation Order has become a Final Order. Except where performance earlier than the Effective Date is expressly required by the Plan or where it is lawful and expressly permitted by the Plan to perform after the Effective Date, performance under the Plan will be due on the Effective Date. The Debtor or Reorganized Debtor will have the right to render any or all of the performance under the Plan prior to what otherwise would be the Effective Date if the Debtor or Reorganized Debtor deem it appropriate to do so, including, but not limited to, the right to render performance under any circumstances which would moot any appeal, review, or other challenge of any kind to the Confirmation Order if the Confirmation Order is not stayed pending such appeal, review, or other challenge.

X.   POST-CONFIRMATION DATE OPERATIONS AND PROJECTIONS.

          As discussed in Section IX.B, above, a significant amount of the funding for the Plan is expected to come from the ongoing operations of the Reorganized Debtor following the Confirmation Date. Projections for the operation of the Reorganized Debtor over the next seven (7) years have been prepared by Debtor's management with the assistance of Ernst & Young and the Barrington Consulting Group, Inc.

          These projections (the "Projections") are attached to this Disclosure Statement as Schedule "E". While presented with numerical specificity, the Projections are based upon a variety of assumptions (as stated in the Projections) and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Debtor. Consequently, the inclusion of the Projections herein should not be regarded as a representation by the Debtor, Ernst & Young, Barrington Consulting Group, Inc., or any other professionals of the Debtor or the Creditors'
Committee's, or any person involved in the preparation thereof that the Projections will be realized. Actual results may vary materially from those presented in the Projections.

XI.  CERTAIN INCOME TAX CONSEQUENCES.

     A.   SCOPE AND LIMITATIONS.

          It is not practicable to present a detailed explanation of all of the possible federal income tax ramifications of the Plan and the following is only a summary discussion of certain of the significant consequences which may affect Creditors and others. This summary is based upon laws, regulations, rulings, and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action, or judicial decision.

          Under present law, there is uncertainty surrounding many of the tax consequences discussed below. Further, this summary does not discuss all aspects of federal taxation which may be relevant to a particular Creditor; and the federal income tax consequences to any particular Creditor may be affected by special considerations not discussed below. For example, certain types of Creditors (including non-resident aliens, foreign corporations, broker-dealers, financial institutions, life insurance companies, and tax-exempt organizations) may be subject to special rules not discussed below. In addition to the federal income tax consequences discussed below, the transactions contemplated herein may have significant state and local tax consequences which are not discussed herein. Neither a ruling from the Internal Revenue Service (the "IRS") nor an opinion of counsel has been requested with respect to the federal income tax consequences of the Plan.

          ACCORDINGLY, ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE PLAN WITH RESPECT TO THEIR CLAIM(S). NEITHER THE DEBTOR NOR ITS COUNSEL MAKE ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY CREDITOR, NOR IS THE DEBTOR OR ITS COUNSEL RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

     B.   TAX CONSEQUENCES TO CREDITORS.

          The federal income tax consequences to Creditors arising from the Plan will vary depending upon, among other things, the type of consideration received by the Creditor in exchange for its Claim, whether the Creditor reports income using the cash or accrual method, whether the Creditor has taken a "bad debt" deduction with respect to its Claim, whether the Creditor receives consideration in more than one (1) tax year of the Creditor, whether the Creditor is a resident of the United States, and whether all of the consideration received by the Creditor is deemed to be received by that Creditor in an integrated transaction.

          1.   GENERAL.

          Although not free from doubt, the exchange by a Creditor of a Claim (other than any Claim for interest) for cash or property (including a new obligation with terms and conditions that are materially different from the obligation from which a Creditor's Claim arose) will be a taxable exchange for federal income tax purposes under which the Creditor will recognize gain or loss. Generally, a Creditor will be entitled to a bad debt deduction or a charge against its bad debt reserve to the extent that the adjusted tax basis of its Claim (other than a Claim for interest) exceeds the "amount realized," which is the sum of the amount of cash received, the issue prices of any new debt obligations received (although unclear, such amount for a cash basis taxpayer might equal fair market value), and the fair market value of any other property received (excluding the amount of any such consideration received in respect of Claims for interest). If the sum of such items is greater than the adjusted tax basis of its Claim, the Creditor will recognize taxable gain. This may occur, for example, where a Claim represents income not yet reported on the cash method of tax accounting or where all or a portion of the Claim has been deducted as a bad debt. Creditors which receive what may be considered new debt obligations should consult their own tax advisors with respect to the effect of these rules on them.

          The tax basis of property received by Creditors in exchange for their Claims (other than any Claim for interest) generally will be the amount of such property that is included in the Creditor's amount realized on the exchange. The holding period for such property will begin on the day after the date of exchange.

          2.   RECEIPT OF INTEREST.

          The Bankruptcy Tax Act reversed prior law by providing that income attributable to accrued and unpaid interest will be treated as ordinary income, regardless of whether the Creditor's existing Claims are capital assets in its hands.

          A Creditor which, under its tax accounting method, was not previously required to include in income accrued and unpaid interest attributable to its existing Claims and which exchanges its interest Claims (for cash, other property, a new debt obligation, or a combination thereof) pursuant to the Plan, will be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such interest, regardless of whether that Creditor realizes an overall gain or loss as a result of the exchange of its existing Claims. The IRS recently issued regulations which provide that each payment under a loan is generally treated as a payment of interest to the extent of accrued and unpaid interest. It is unclear whether or to what extent these rules can be altered in the context of consideration received under a plan of reorganization approved by the Bankruptcy Court. Accordingly, the extent to which consideration distributable under the Plan should be allocable to accrued and unpaid interest is uncertain. Creditors should consult their own tax advisors to determine the amount of consideration received under the Plan that is allocable to interest.

          3.   CHARACTER OF GAIN OR LOSS.

          The character of gain or loss recognized by a holder of a Claim as capital or ordinary gain or loss and, in the case of capital gain or loss, as short term or long term, will depend on a number of factors, including: (i) the nature and origin of the Claim; (ii) the tax status of the holder of the Claim;
(iii) whether the holder is a financial institution; (iv) whether the Claim is a capital asset in the hands of the holder; (v) whether the Claim has been held for more than one (1) year; (vi) the extent to which the holder previously claimed a loss, bad debt deduction, or charge to a reserve for bad debts with respect to the Claim; and (vii) whether, in the case of a Claim arising from certain indebtedness issued after July 18, 1984, with a term of more than one
(1) year, for which no election was made to include market discount in income, the difference between (a) the holder's tax basis in the indebtedness immediately after it was acquired and the amount of the indebtedness, and (b) the stated redemption price of the indebtedness at maturity (or, in the case of a debt obligation issued with original issue discount, its revised issue price), provided such difference exceeds the statutory "DE MINIMIS" amount.

          C.   IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE.

          THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN MANY AREAS, UNCERTAIN. THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND, AS SUCH, DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM OR EQUITY INTEREST IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. THE FOREGOING SHOULD NOT BE CONSIDERED TAX ADVICE, AND IT IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. ACCORDINGLY, EACH HOLDER OF A CLAIM OR OTHER AFFECTED PARTY IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH INDIVIDUAL OR ENTITY.

XII. CONFIRMATION OF THE PLAN.

     A.   CONFIRMATION HEARING.

          Pursuant to Bankruptcy Code ss.1128(a), the Bankruptcy Court will hold a hearing regarding confirmation of the Plan at the United States Bankruptcy Court, 2929 North Central, 10th Floor, Courtroom 4, Phoenix, Arizona, commencing on ________ AT ______ O'CLOCK A.M.

     B.   OBJECTIONS TO CONFIRMATION OF THE PLAN.

          Bankruptcy Code ss.1128(b) provides that any party in interest may object to confirmation of a plan. Any objection(s) to confirmation of the Plan must be in writing; must state with specificity the grounds for any such objections; and must be Filed with the Bankruptcy Court and served upon the following parties so as to be received on or before ___________.

Counsel for Debtor:                STREICH LANG, P.A.
                                   One Renaissance
                                   Two North Central Avenue
                                   Phoenix, Arizona 85004-2391
                                   Telefax Number: 602-229-5690
                                   Attention: Samantha Masters-Brown, Esq.

Counsel for
Creditors' Committee:              GALLAGHER & KENNEDY
                                   2600 North Central Avenue
                                   Phoenix, Arizona 85004-3020
                                   Telefax Number: 602-257-9459
                                   Attention: Charles R. Sterbach, Esq.

     C.   REQUIREMENTS FOR CONFIRMATION OF THE PLAN.

          For a Plan to be confirmed, the Plan must satisfy the requirements stated in Bankruptcy Code ss.1129. In this regard, the Plan must satisfy, among other things, the following requirements:

          1.   BEST INTERESTS OF CREDITORS AND LIQUIDATION ANALYSIS.

          Pursuant to Bankruptcy Code ss.1129(a)(7), for the Plan to be confirmed, it must provide that Creditors will receive at least as much under the Plan as they would receive in a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code. The Debtor and the Creditors' Committee believe that the distributions to Creditors under the Plan will substantially exceed the recoveries which Creditors would receive in a Chapter 7 liquidation of the Debtor and its Estate. Under Chapter 7, the Debtor would cease to be a going concern business and would be liquidated. The holders of Allowed Secured Clams would receive the value of their collateral. There would be substantial administrative and priority claims that would be senior to Unsecured Claims. Unsecured Creditors would receive a substantially lower recovery on their Allowed Claims in a liquidation of the Debtor than they will receive under the Plan.

          Ernst & Young, based on input from the Debtor's management, has prepared a liquidation analysis of the Debtor as of May 12, 1997 (the "Liquidation Analysis"). A copy of the Liquidation Analysis is attached to this Disclosure Statement as Schedule "F-1". The Liquidation Analysis is based upon a variety of assumptions (as stated in the Liquidation Analysis). Pursuant to the Liquidation Analysis, the Debtor projects that, in a liquidation, Unsecured Creditors would receive less than one percent (1%) of the amount of their Allowed Claims.

          The Barrington Consulting Group, Inc., based upon information obtained from the Debtor's management and the Creditors' Committee, has prepared an alternative liquidation analysis of the Debtor as of June 30, 1997 (the "Alternative Liquidation Analysis"). A copy of the Alternative Liquidation Analysis is attached to this Disclosure Statement as Schedule "F-2". The Alternative Liquidation Analysis is based on an alternative set of assumptions as compared to the Debtor's Liquidation Analysis. Pursuant to the Alternative Liquidation Analysis, the Creditors' Committee projects that, in a liquidation, Unsecured Creditors would receive at least $761,612 in the aggregate.

          Under the Plan, the Debtor projects that Unsecured Creditors will receive recoveries totaling at least twenty to twenty- four percent (20-24%) of their Allowed Claims resulting from the fixed payments under the Plan (I.E., $1,225,000 over seven (7) years), and potentially up to one-hundred percent (100%) of their Allowed Claims (less administration expenses of the Creditors' Representative) resulting from the payments of a percentage of profits. In summary, Unsecured Creditors and all other Creditors will receive distributions pursuant to the Plan that meet or far exceed that which Creditors would receive in a Chapter 7 liquidation of the Debtor's Estate.

          2.   FEASIBILITY.

          Bankruptcy Code ss.1129(a)(11) includes what is commonly described as the "feasibility" standard. When the feasibility standard applies, it requires that confirmation of a plan will not be followed by liquidation or the need for further financial reorganization unless the plan provides for that alternative. For the reasons discussed above, the Debtor and the Creditors' Committee believe that the Plan satisfies the feasibility requirements of Bankruptcy Code ss.1129(a)(11). The projections included as Schedule "E" to this Disclosure Statement confirm that the Debtor should have sufficient cash flow to satisfy the obligations under the Plan.

          3.   ACCEPTING IMPAIRED CLASS.

          For the Plan to be confirmed, the Plan must be accepted by at least one impaired Class of Claims. For an impaired Class of Claims to accept the Plan, votes representing at least two-thirds (2/3) in amount and a majority in number of the Allowed Claims voted in that Class must be cast for acceptance of the Plan (not including the votes of insiders of the Debtor). Similarly, for an impaired Class of Equity Interests to accept the Plan, votes representing at least two-thirds (2/3) in amount of the outstanding Equity Interests voted in that Class must be cast for acceptance of the Plan.

     D.   CONFIRMATION OVER DISSENTING CLASS (CRAM DOWN).

          If there is less than unanimous acceptance for the Plan by impaired Classes of Claims or Equity Interests, the Bankruptcy Court nevertheless may confirm the Plan at the Proponents' request. Bankruptcy Code ss.1129(b) provides that if all other requirements of Bankruptcy Code ss.1129(a) are satisfied and if the Bankruptcy Court finds that: (i) the Plan does not discriminate unfairly; and (ii) the Plan is fair and equitable with respect to the rejecting Class(es) of Claims or Equity Interests impaired under the Plan, the Bankruptcy Court may confirm the Plan despite the rejection of the Plan by a dissenting impaired Class (or Classes) of Claims.

          The Proponents have requested, if necessary, confirmation of the Plan pursuant to Bankruptcy Code ss.1129(b) with respect to any impaired Class of Claims which does not vote to accept the Plan. The Proponents believe that the Plan as proposed meets the cramdown requirements of Bankruptcy Code ss.1129(b).

          The Proponents believe that the Plan satisfies all of the statutory requirements for confirmation, that the Proponents have complied or will have complied with all the statutory requirements for confirmation of the Plan, and that the Plan is proposed in good faith. At the hearing on confirmation of the Plan, the Bankruptcy Court will determine whether the Plan satisfies the statutory requirements for confirmation of the Plan.

XIII. ALTERNATIVES TO THE PLAN.

          The Debtor and the Creditors' Committee believe that the Plan provides the holders of Claims the best and most complete form of recovery available. As a result, the Debtor and the Creditors' Committee believes that the Plan serves the best interests of all Creditors and parties in interest in this case. In the course of its Reorganization Case, the Debtor has considered alternatives to the Plan, including liquidation under Chapter 7 of the Bankruptcy Code.

          If the Reorganization Case is converted to Chapter 7, a trustee would be appointed to liquidate the assets of the Debtor. It is impossible to predict precisely how the proceeds of liquidation of the Debtor would be distributed under Chapter 7 to the holders of Claims in this case. The Debtor and the Creditors' Committee have prepared Liquidation Analyses. SEE Article XII, Section C.1 and Schedules "F-1" and "F-2" to this Disclosure Statement. As reflected in the Liquidation Analyses, the Debtor and the Creditors' Committee believe that a liquidation would result in a substantially lower recovery for holders of Unsecured Claims in this case than they will receive under the Plan.

XIV. RECOMMENDATION AND CONCLUSION.

          The  Plan   provides  the  best  possible   recovery  for   Creditors.
Accordingly, the Debtor and the Creditors' Committee recommend that all Creditors and holders of Equity Interests which are entitled to vote on the Plan should vote to accept the Plan.

          DATED this 22nd day of July, 1997.

                                        SURF CITY SQUEEZE, INC., an Arizona
                                        corporation, fka Sunbelt Ventures, Inc.


                                        By /s/ Kevin A. Blackwell
                                           -------------------------------------
                                           Kevin A. Blackwell
                                           Its Duly Authorized Representative

                                        and

                                        THE OFFICIAL COMMITTEE OF UNSECURED
                                        CREDITORS


                                        By /s/ Joseph Brotherton
                                           -------------------------------------
                                           Joseph Brotherton
                                           Its Chairman and Duly Authorized
                                             Representative

PREPARED AND SUBMITTED BY:

STREICH LANG, P.A.
Renaissance One
Two North Central Avenue
Phoenix, Arizona 85004-2391


By /s/ John J. Dawson
   -----------------------------------
   John J. Dawson
   Samantha Masters-Brown

Attorneys for DEBTOR


GALLAGHER & KENNEDY
2600 North Central Avenue
Phoenix, Arizona 85004-3020


By /s/ Charles R. Sterbach
   -----------------------------------
   Charles R. Sterbach

Attorneys for the OFFICIAL UNSECURED
  CREDITORS COMMITTEE